Exhibit 99.1

Newgioco Group Reports 2017 Annual Results of Operations

New York, April 2, 2018. Newgioco Group, Inc. (OTCQB:NWGI) ("Newgioco" or the "Company") a leisure betting technology company providing regulated lottery and gaming products and services through licensed subsidiaries based in Europe, is pleased to announce that the results for the year ended December 31, 2017 were considerably stronger than projected and the Company has filed its annual report on form 10-K with the United States Securities and Exchange Commission.

The Company reports record gaming turnover of $218.5 million exceeding double that of 2016 and finished the year with a working capital surplus of $635,455. The Company also outperformed its ambitious 30 - 40% growth targets in 2017 by increasing revenue by over 156.9% to $22,865,146 which resulted achieving an annual profit for the first time in corporate history of $2,338,810 before income tax. In addition, the Company also finished with a strong cash position of approximately $6.47 million representing an increase of approximately 190%.

Report highlights include:

 * Cash in the bank grew significantly to $6.47 million in 2017 from $2.2 million in 2016;
 * Non-GAAP gaming turnover increased by 41.8% from $122 million in 2016 to $218.5 million in 2017;
 * Gross Revenue increased $13,967,183 or 156.9% from $8.9 million in 2016 to $22.9 million in 2017;
 * Income before tax was $2.34 million in 2017 compared to a loss in 2016 of $1.77 million before tax;
 * Profit per share grew to $0.02 per share in 2017 compared to a loss of $0.04 per share in 2016;
 * Total Assets increased 67.3% from approximately $7.3 million in 2016 to $12.2 million in 2017.

"We are extremely pleased with achieving a significant profit despite starting 2017 with challenging sports betting results experienced across the industry in Q1 coupled with expenses of certifying our ELYS platform through the first half of the year," stated company Chairman and CEO, Michele Ciavarella. "Since initiating our business roadmap in 2014, the results of our development strategy demonstrates the extraordinary commitment of our employees and management team in our core European markets. Remarkably, the effect of 5 additional online operators in the fourth quarter are not reflected in our 2017 results and are expected to begin having an impact on our online sales channel in the first quarter of 2018. The certification of our innovative ELYS betting platform also marked a major inflection point for Newgioco with the successful integration of our sports betting book from the external third-party platform used during our development stage."

Mr. Ciavarella also remarked, "as we have now completed the internalization of our bet processing and payment functions with NG PAY, over the coming quarters we anticipate our vertically-integrated operations will be able to focus on improving operational efficiency to achieve cost savings, increasing in market share through regional promotions, and provide a scalable betting platform for future growth targeting new regulations in the USA. We are also happy to announce that we have taken steps to commence the process of listing our common shares on a senior stock exchange and hope to receive conditional approval during the second quarter of 2018."


About Newgioco Group, Inc.

Newgioco Group, Inc., together with its subsidiaries, is a fully integrated, licensed gaming technology company. The company conducts its business primarily through retail neighborhood betting shops and internet-based betting software platform under the registered brand Newgioco through our licensed website www.newgioco.it situated in Italy.

The company offers its clients a full suite of leisure gaming products and services, such as sports betting, virtual sports, online casino, poker, bingo, lottery, interactive games and slots, as well as an innovative betting platform (www.odissea.at) providing both B2B and B2C bet processing. Additional information is available on our corporate website at www.newgiocogroup.com.

Investors may also find us on Facebook TM and follow us on Twitter @NWGI_gaming.

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "forecast," "plans," "intends," "potential" and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements.

Investor Relations Contact:
Newgioco Group, Inc.
investor@newgiocogroup.com